                                                                    EXHIBIT 10.1

                           [LOGO THE BANK OF NEW YORK]

                            364-DAY CREDIT AGREEMENT,

                           dated as of July 10, 2002,

                                  by and among

                               KOHL'S CORPORATION,

                            THE LENDERS PARTY HERETO,

                                  BANK ONE, NA,
                              as Syndication Agent,

                        U.S. BANK, NATIONAL ASSOCIATION,
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                       and
                              FLEET NATIONAL BANK,
                           as Co-Documentation Agents

                                       and

                              THE BANK OF NEW YORK,
                           as the Administrative Agent

                                _________________


                                  $133,000,000

                                ________________

                                                                    EXHIBIT 10.1


                            BNY CAPITAL MARKETS, INC.
                          Lead Arranger and Book Runner

                                TABLE OF CONTENTS

                                                                                            Page
1.  DEFINITIONS AND PRINCIPLES OF CONSTRUCTION..............................................   7
    1.1.  Definitions.......................................................................   7
    1.2.  Principles of Construction........................................................  23

2.  AMOUNT AND TERMS OF LOANS...............................................................  24
    2.1.  Revolving Credit Loans............................................................  24
    2.2.  Notes; Maturity...................................................................  24
    2.3.  [Reserved]........................................................................  24
    2.4.  [Reserved]........................................................................  24
    2.5.  Procedure for Borrowing...........................................................  24
    2.6.  Competitive Bid Procedure.........................................................  26
    2.7.  Termination, Reduction or Increases in Commitments................................  28
    2.8.  Prepayments.......................................................................  30
    2.9.  Use of Proceeds...................................................................  30
    2.10. [Reserved]........................................................................  31
    2.11. [Reserved]........................................................................  31
    2.12. [Reserved]........................................................................  31
    2.13. Payments..........................................................................  31
    2.14. Extension of Revolving Credit Commitment Period; Extension of Revolving
            Credit Maturity Date............................................................  31

3.  INTEREST, FEES, YIELD PROTECTIONS, ETC..................................................  32
    3.1.  Interest Rate and Payment Dates...................................................  32
    3.2.  Fees..............................................................................  33
    3.3.  Conversions; Eurodollar Advances..................................................  34
    3.4.  Concerning Eurodollar Interest Periods............................................  35
    3.5.  Indemnification for Loss..........................................................  35
    3.6.  Capital Adequacy..................................................................  36
    3.7.  Reimbursement for Increased Costs.................................................  36
    3.8.  Illegality of Funding.............................................................  37
    3.9.  Substituted Interest Rate.........................................................  37
    3.10. Taxes; Net Payments...............................................................  38
    3.11. Substitution of Lenders...........................................................  39

4.  REPRESENTATIONS AND WARRANTIES..........................................................  40
    4.1.  Existence and Power...............................................................  40
    4.2.  Authority and Execution...........................................................  40
    4.3.  Binding Agreement.................................................................  40
    4.4.  Litigation........................................................................  40
    4.5.  Absence of Defaults; No Conflicting Agreements....................................  41
    4.6.  Compliance with Applicable Laws...................................................  41
    4.7.  Governmental Regulations..........................................................  41

    4.8.  Plans.............................................................................. 41
    4.9.  Financial Statements............................................................... 42
    4.10. No Misrepresentation............................................................... 42

5.  CONDITIONS TO FIRST LOANS................................................................ 42
    5.1.  Evidence of Action................................................................. 42
    5.2.  Notes.............................................................................. 43
    5.3.  Absence of Litigation.............................................................. 43
    5.4.  Existing Bank Debt................................................................. 43
    5.5.  Opinion of Counsel................................................................. 43
    5.6.  Fees and Expenses.................................................................. 43
    5.7.  Other Credit Agreement............................................................. 43
    5.8.  Other Documents.................................................................... 44

6.  CONDITIONS OF LENDING - ALL LOANS........................................................ 44
    6.1.  Compliance......................................................................... 44
    6.2.  Borrowing Request; Competitive Bid Request......................................... 44

7.  AFFIRMATIVE COVENANTS.................................................................... 44
    7.1.  Financial Statements and Information............................................... 44
    7.2.  Legal Existence.................................................................... 46
    7.3.  Insurance.......................................................................... 46
    7.4.  Performance of Obligations......................................................... 46
    7.5.  Condition of Property.............................................................. 46
    7.6.  Observance of Legal Requirements................................................... 46
    7.7.  Inspection of Property; Books and Records; Discussions............................. 47
    7.8.  Financial Covenants................................................................ 47

8.  NEGATIVE COVENANTS....................................................................... 47
    8.1.  Subsidiary Indebtedness............................................................ 47
    8.2.  Liens.............................................................................. 47
    8.3.  Merger, Consolidations, Acquisitions and Other Changes............................. 48
    8.4.  Dispositions....................................................................... 49
    8.5.  [Reserved]......................................................................... 50
    8.6.  [Reserved]......................................................................... 50
    8.7.  Business Changes................................................................... 50
    8.8.  Transactions with Affiliates....................................................... 50
    8.9.  Restrictive Agreements............................................................. 50

9.  DEFAULT.................................................................................. 51
    9.1.  Events of Default.................................................................. 51
    9.2.  Contract Remedies.................................................................. 53

10. THE ADMINISTRATIVE AGENT................................................................. 53
    10.1. Appointment........................................................................ 53
    10.2. Delegation of Duties............................................................... 54
    10.3. Exculpatory Provisions............................................................. 54

    10.4.   Reliance by Administrative Agent................................................. 55
    10.5.   Notice of Default................................................................ 55
    10.6.   Non Reliance on Administrative Agent and Other Lenders........................... 55
    10.7.   Indemnification.................................................................. 56
    10.8.   Administrative Agent in Its Individual Capacity.................................. 57
    10.9.   Successor Administrative Agent................................................... 57
    10.10.  Other Agents..................................................................... 57

11. OTHER PROVISIONS......................................................................... 58
    11.1.   Amendments and Waivers........................................................... 58
    11.2.   Notices.......................................................................... 58
    11.3.   No Waiver; Cumulative Remedies................................................... 59
    11.4.   Survival of Representations and Warranties and Certain Obligations............... 60
    11.5.   Lending Offices.................................................................. 60
    11.6.   Successors and Assigns........................................................... 60
    11.7.   Indemnity........................................................................ 62
    11.8.   Limitation of Liability.......................................................... 62
    11.9.   Counterparts..................................................................... 63
    11.10.  Adjustments; Set off............................................................. 63
    11.11.  Construction..................................................................... 64
    11.12.  Governing Law.................................................................... 64
    11.13.  Headings Descriptive............................................................. 64
    11.14.  Severability..................................................................... 64
    11.15.  Integration...................................................................... 64
    11.16.  Consent to Jurisdiction.......................................................... 64
    11.17.  Service of Process............................................................... 65
    11.18.  No Limitation on Service or Suit................................................. 65
    11.19.  WAIVER OF TRIAL BY JURY.......................................................... 65
    11.20.  Expenses......................................................................... 65
    11.21.  Treatment of Certain Information................................................. 66

EXHIBITS

Exhibit A           List of Revolving Credit Commitment Amounts
Exhibit B           Form of Note
Exhibit C           Form of Borrowing Request
Exhibit D           Form of Notice of Conversion
Exhibit E           Form of Compliance Certificate
Exhibit F-1         Form of Opinion of Counsel to the Borrower
Exhibit F-2         Form of Opinion of General Counsel of the Borrower
Exhibit G           Form of Revolving Credit Increase Supplement
Exhibit H           Form of Assignment and Acceptance Agreement
Exhibit I           Form of Competitive Bid Request
Exhibit J           Form of Invitation to Bid
Exhibit K           Form of Competitive Bid
Exhibit L           Form of Competitive Bid Accept/Reject Letter

SCHEDULES

Schedule 4.4        List of Litigation
Schedule 4.8        List of Existing Pension Plans
Schedule 8.2        List of Liens
Schedule 8.9        Existing Restrictions

     364-Day CREDIT AGREEMENT, dated as of July 10, 2002, by and among KOHL'S CORPORATION, a Wisconsin corporation (the "Borrower"), the lenders party hereto (together with their respective assigns, the "Lenders", each a "Lender"), BANK ONE, NA, as syndication agent (in such capacity, the "Syndication Agent"), U.S. BANK, NATIONAL ASSOCIATION, WACHOVIA BANK, NATIONAL ASSOCIATION and FLEET NATIONAL BANK, as co-documentation agents (in such capacity, the "Co-Documentation Agents") and THE BANK OF NEW YORK ("BNY"), as the administrative agent (in such capacity, the "Administrative Agent").

1.   DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

     1.1. Definitions

     As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

     "ABR Advances": the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

     "Accountants": Ernst & Young LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower.

     "Accumulated Funding Deficiency": as defined in Section 302 of ERISA.

     "Acquisition": with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (i) any Capital Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (ii) any Operating Entity, or (iii) any Property of (A) any other Person or (B) any Operating Entity, in either case other than in the ordinary course of business, provided, however, that no acquisition of all or substantially all of the assets of such other Person or Operating Entity shall be deemed ordinary course of business. For purposes of this definition, "control" shall mean the ownership of 50% or more of any class or type of the Capital Stock of any Person.

     "Adjusted Net Income": in respect of any period, Consolidated net income, excluding, without duplication, to the extent included in the determination thereof, all interest income, interest expense, Rent, depreciation, amortization, provision for income taxes and all other non cash items.

     "Advance": with respect to a Revolving Credit Loan, an ABR Advance or a Eurodollar Advance, as the case may be.

     "Adverse Claim": a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

     "Affected Advance": as defined in Section 3.9.

     "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Aggregate Credit Exposure": at any time, the sum at such time of the outstanding principal balance of the Revolving Credit Loans and Competitive Bid Loans of all Lenders.

     "Aggregate Revolving Credit Commitment Amount": at any time, the sum at such time of the Revolving Credit Commitment Amounts of all Lenders.

     "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

     "Applicable Debt": senior unsecured long term debt of the Borrower that is unsupported by any guarantee and is otherwise non credit enhanced.

     "Applicable Margin": (a) Subject to clauses (b) and (c) of this definition,
(i) with respect to the unpaid principal balance of Eurodollar Advances, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading "Applicable Eurodollar Margin" and adjacent to such Pricing Level, (ii) with respect to the Facility Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading "Facility Fee Margin" and adjacent to such Pricing Level, and (iii) with respect to the Utilization Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading "Utilization Fee Margin" and adjacent to such Pricing Level:

                       Applicable        Facility Fee         Utilization Fee
                       ----------        ------------         ---------------
Pricing Level          Eurodollar        Margin               Margin
------------           ----------        ------               ------
Pricing Level I        0.190%            0.060%               0.050%
Pricing Level II       0.235%            0.065%               0.100%
Pricing Level III      0.325%            0.075%               0.100%
Pricing Level IV       0.400%            0.100%               0.125%
Pricing Level V        0.500%            0.125%               0.125%
Pricing Level VI       0.675%            0.150%               0.150%
Pricing Level VII      0.850%            0.200%               0.150%

     (b) In the event that two Pricing Levels would be applicable at any one time but for this paragraph (b), then for purposes of determining the Applicable Margin, the higher of the two such Pricing Levels (Pricing Level I being the highest Pricing Level) shall be the applicable Pricing Level, provided that (i) except as otherwise provided in clause (ii) below, in the event such two Pricing Levels are separated by more than one Pricing Level, the Pricing Level that is one Pricing Level below the higher of such two Pricing Levels shall be the applicable Pricing Level, (ii) in the event that one of the two such Pricing Levels shall be Pricing Level VII, then Pricing Level VII shall be the applicable Pricing Level. Notwithstanding anything to the contrary contained herein, (1) in the event that neither S&P nor Moody's shall rate the Applicable Debt, then from the date of such event until such date, if any, as the Borrower shall deliver to the Administrative Agent a notice pursuant to Section 7.1(h) that either S&P or Moody's has issued a new rating for the Applicable Debt, Pricing Level VII shall be the applicable Pricing Level, and (2) in the event that either S&P or Moody's (but not both) shall not rate the Applicable Debt, then from the date of such event until such date, if any, as the Borrower shall deliver to the Administrative Agent a notice pursuant to Section 7.1(h) that such rating agency has issued a new rating for the Applicable Debt, then for purposes of determining the Applicable Margin, the Pricing Level that is one Pricing Level below the Pricing Level determined with respect to the other rating agency shall be the applicable Pricing Level. Each determination of an applicable Pricing Level shall be based on the ratings (or lack thereof) by S&P and Moody's as of the close of business in New York City on such date of determination.

     (c) Notwithstanding anything to the contrary contained in paragraph (b) above, (i) Pricing Level III shall be deemed to be the applicable Pricing Level in effect on the Effective Date, and (ii) thereafter, increases in the applicable Pricing Level (from lower to higher) shall become effective upon the delivery by the Borrower to the Administrative Agent of a notice pursuant to
Section 7.1(h), and decreases in the applicable Pricing Level shall become effective on the effective date of any downgrade or withdrawal in the rating by Moody's or S&P of Applicable Debt. Notwithstanding anything to the contrary contained herein, no increase in the applicable Pricing Level shall become effective upon the occurrence or during the continuance of any Event of Default.

     "Approved Bank": any bank whose (or whose parent company's) unsecured non credit supported long term senior indebtedness rating from (i) S&P is at least A or the equivalent thereof or (ii) Moody's is at least A3 or the equivalent thereof.

     "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit H.

     "BNY Capital Markets": BNY Capital Markets, Inc.

     "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

     "Borrowing Date": any Business Day on which (i) the Lenders make Revolving Credit Loans, or (ii) a Lender makes a Competitive Bid Loan.

     "Borrowing Request": a request for Revolving Credit Loans in the form of Exhibit C.

     "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which eurodollar funding between banks may be carried on in London, England.

     "Capitalization": at any fiscal quarter end, the sum of (i) Net Worth as of such fiscal quarter end minus the sum, determined on a Consolidated basis, of all investments of the Borrower and its Subsidiaries that are accounted for under equity method accounting, and (ii) Included Indebtedness determined on a Consolidated basis as of such fiscal quarter end.

     "Capital Lease": a lease the obligations in respect of which are required to be capitalized by the lessee thereunder for financial reporting purposes in accordance with GAAP.

     "Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

     "Change of Control": any one or more of the following events: (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d 3 under the Exchange Act) of Voting Shares entitled to exercise more than 50% of the total power of all outstanding Voting Shares of the Borrower (including any Voting Shares which are not then outstanding of which such person or group is deemed the beneficial owner), (ii) a change in the composition of the Managing Person of the Borrower shall have occurred in which the individuals who constituted the Managing Person of the Borrower at the beginning of the two year period immediately preceding such change (together with any other individual whose election by the Managing Person of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two thirds of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office, or (iii) KDS shall cease to be a wholly-owned Subsidiary of the Borrower, unless it has merged into the Borrower or into another wholly-owned Subsidiary of the Borrower. For purposes of this definition, the term "Voting Shares" shall mean all outstanding shares of any class or classes (however designated) of Capital Stock of the Borrower entitled to vote generally in the election of members of the Managing Person thereof.

     "Charged-Off Receivable": a Receivable (i) as to which the obligor thereof, if a natural person, is deceased, (ii) which, consistent with the Credit and Collection Policy, would be written off as uncollectible, (iii) which has been identified by the Borrower or any Subsidiary thereof as uncollectible or (iv) as to which any payment, or part thereof remains past due for 91 days or more from the original due date (which shall be consistent with the Credit and Collection Policy) for such payment.

     "Code": the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     "Commitment Percentage": with respect to any Lender as of any date, the percentage as of such date equal to such Lender's Revolving Credit Commitment Amount divided by the Aggregate Revolving Credit Commitment Amount (or, if no Revolving Credit Commitments then exist, the percentage equal to such Lender's Revolving Credit Commitment Amount on the last day upon which Revolving Credit Commitments did exist divided by the Aggregate Revolving Credit Commitment Amount as in effect on such day).

     "Competitive Bid": an offer by a Lender to make a Competitive Bid Loan, substantially in the form of Exhibit K.

     "Competitive Bid Accept/Reject Letter": a notification given by the Borrower pursuant to Section 2.6(d) substantially in the form of Exhibit L.

     "Competitive Bid Loan": a loan made pursuant to Section 2.6.

     "Competitive Bid Rate": with respect to any Competitive Bid made by a Lender pursuant to Section 2.6, the fixed rate of interest offered by such Lender in connection therewith.

     "Competitive Bid Request": a request by the Borrower for Competitive Bids, substantially in the form of Exhibit I.

     "Competitive Interest Period": with respect to any Competitive Bid Loan, the period commencing on the Borrowing Date with respect to such Competitive Bid Loan and ending on the date requested in the Competitive Bid Request with respect to such Competitive Bid Loan, which date shall be neither earlier than seven days, nor later than 90 days, after the Borrowing Date with respect to such Competitive Bid Loan, provided, however, that in no event shall any Competitive Interest Period end after the Revolving Credit Maturity Date. Interest shall accrue from and including the first day of a Competitive Interest Period to, but excluding, the last day of such Competitive Interest Period.

     "Compliance Certificate": a certificate substantially in the form of Exhibit E.

     "Consolidated": the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     "Contingent Obligation": with respect to any Person, (i) any agreement, written undertaking or contractual arrangement by which such Person assumes, guarantees, endorses

(other than the endorsement of instruments for deposit or collection in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial or monetary obligation or financial or monetary liability of any other Person (excluding customary indemnification obligations arising from a purchase and sale agreement negotiated at arm's length and typical for transactions of a similar nature), or agrees in writing to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person in writing against loss, including, without limitation, any operating agreement, take-or-pay contract or application for or reimbursement agreement with respect to a letter of credit, and (ii) any obligation in respect of the liabilities of any partnership in which such Person is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such Person and its separate Property. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Control Person": as defined in Section 3.6.

     "Conversion Date": the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or
(iii) a Eurodollar Advance is converted to a new Eurodollar Advance.

     "Credit and Collection Policy": the credit and collection policies and practices of the Borrower and its Subsidiaries relating to Receivables, as amended, supplemented or otherwise modified from time to time.

     "Credit Parties": the Administrative Agent and each Lender.

     "Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

     "Disposition": with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (a) the Capital Stock of any other Person, (b) any business, going concern or division or segment thereof, or (c) any other Property of such Person, other than in the ordinary course of business.

     "Dollars" and "$": lawful currency of the United States.

     "Effective Date": July 10, 2002.

     "Eligible Receivable": at any time, a Receivable:

     (i) which is not a Charged-Off Receivable,

     (ii) which is denominated and payable only in United States dollars in the United States,

     (iii) which satisfies all applicable requirements of the Credit and Collection Policy, and

     (iv) which is not subject to any right of rescission, set off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable obligor against the originator thereof, or any other Adverse Claim, and the obligor thereon holds no right as against such originator to cause such originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to defective goods or returns otherwise in accordance with the originator's usual and customary terms).

     "Employee Benefit Plan": an employee benefit plan within the meaning of
Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

     "ERISA Affiliate": when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any of its Subsidiaries is a member.

     "Eurodollar Advances": collectively, the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

     "Eurodollar Interest Period": with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending seven or fourteen days, or one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Borrowing Request or its irrevocable Notice of Conversion, provided, however, that (i) if any Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Eurodollar Interest Period into another calendar month, in which event such Eurodollar Interest Period shall end on the immediately preceding Business Day and (ii) any Eurodollar Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Interest Period) shall end on the last Business Day of a calendar month. Eurodollar Interest Periods shall be subject to the provisions of Section 3.4.

     "Eurodollar Rate": with respect to the Eurodollar Interest Period applicable to any Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

     (a) the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Advance of BNY to which such Eurodollar Interest Period shall apply for a period equal to such Eurodollar Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Eurodollar Interest Period, by

     (b) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Eurodollar Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by non domestic offices of any Lender to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirement.

     "Event of Default": as defined in Section 9.1.

     "Exchange Act": the Securities Exchange Act of 1934, as amended.

     "Excluded Receivables Indebtedness": as of any date, Indebtedness that is secured by Receivables of the Borrower or Subsidiaries of the Borrower (but no other Property of the Borrower or any Subsidiary thereof, other than Related Receivable Assets), to the extent that such Indebtedness does not exceed 85% of Eligible Receivables on a Consolidated basis.

     "Excluded Taxes": collectively, in the case of any Credit Party, (i) taxes imposed on the net income of such Credit Party by the jurisdiction in which such Credit Party has its situs of organization or in which such Credit Party's lending office is located, (ii) taxes imposed on the net income of such Credit Party other than those taxes described in clause (i), except to the extent that such taxes would not have been incurred but for the situs of organization, any place of business or the activities of any Borrower, in the jurisdiction imposing the tax, (iii) taxes (other than withholding taxes) imposed on or measured by the gross income, gross receipts or capital of such Credit Party, except to the extent that such taxes would not have been incurred but for the situs of organization, any place of business or the activities of any Borrower, in the jurisdiction imposing the tax, (iv) any withholding taxes imposed with respect to a payment to a person who has become a Lender as a result of an Assignment to the extent such withholding arises as a result of Section 881(c)(3)(A) of the Code, (v) any tax imposed on a transfer of a Note, and (vi) any tax imposed as a result of the willful misconduct of such Credit Party.

     "Existing Bank Debt": collectively, the indebtedness of KDS under the Credit Agreement, dated as of June 13, 1997, among Kohl's Corporation, KDS, the lenders party thereto, the agents party thereto, and BNY, as administrative agent thereunder, as amended, together with all outstanding principal, accrued interest and fees and other sums payable thereunder.

     "Existing Pension Plans": as defined in Section 4.8.

     "Facility Fee": as defined in Section 3.2(a).

     "Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY from three Federal Funds brokers of recognized standing selected by it.

     "Financial Officer": the chief financial officer of the Borrower, or such other representative of the Borrower as shall be satisfactory to the Administrative Agent.

     "Financial Statements": as defined in Section 4.9.

     "GAAP": generally accepted accounting principles as in effect from time to time in the United States.

     "Governmental Authority": any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

     "HIPAA": The Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

     "Impermissible Qualification": relative to any opinion by the Accountants as to any financial statement delivered pursuant hereto, any qualification or exception to such opinion: (a) which is of a "going concern" or a similar nature with respect to the Borrower or any Significant Subsidiary, (b) which relates to the limited scope of examination of matters relevant to such financial statement (other than scope limitations included in the standard form of opinion utilized by the Accountants or with respect to Persons other than the Borrower or such Significant Subsidiary), or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.8.

     "Included Indebtedness": as to any Person, all items which constitute, without duplication, (1) Indebtedness of such Person, other than (a) Indebtedness of such Person within the meaning of clause (v) of such defined term, and (b) Indebtedness of such Person within the meaning of clauses (ix) and
(x) of such defined term solely in respect of Indebtedness referred to in clause
(a) above, minus (2) any unamortized debt discount to the extent not otherwise taken into consideration in the determination of Indebtedness.

     "Included Taxes": all taxes other than Excluded Taxes.

     "Income Tax": as to any Person, an income tax or franchise tax imposed on all or part of the net income or net profits of such Person (including any interest, fees, or penalties for late payment of such an income tax or franchise tax) imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person's principal office is located, or (iv) in the case of any Credit Party, any jurisdiction in which such Credit Party is deemed to be doing business.

     "Indebtedness": as to any Person, at a particular time, all items (other than any indebtedness or obligations of such Person to the extent owed only to
(A) any Subsidiary of such Person, or (B) any other Person (or any Subsidiary thereof) of which such Person is a Subsidiary) which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), provided that some or all of the purchase price is deferred for more than 120 days from the date such Person accepts the property, (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) obligations under Capital Leases to the extent such obligations would be required to be capitalized on the balance sheet of such Person in accordance with GAAP, (vii) obligations under interest rate or foreign currency hedging arrangements at market value, (viii) all obligations of such Person in respect of Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, (ix) Contingent Obligations of such Person in respect of any of the foregoing, and
(x) all obligations of any other Person in respect of any of the foregoing that are secured by (or for which any obligee of any such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned or acquired by such Person whether or not the obligation secured thereby has been assumed.

     "Indemnified Liability": as defined in Section 11.20.

     "Indemnified Person": as defined in Section 11.7.

     "Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Eurodollar Advance as to which the Borrower has selected a Eurodollar Interest Period of seven or fourteen days, or one, two or three months, the last day of such Eurodollar Interest Period, (iii) as to any Eurodollar Advance as to which the Borrower has selected a Eurodollar Interest Period of six months, the last day of each three month interval occurring during such Eurodollar Interest Period and the last day of such Eurodollar Interest Period, (iv) as to any Competitive Bid Loan, the last day of the Competitive Interest Period with respect thereto, and (v) as to all Advances and all Competitive Bid Loans, the Revolving Credit Maturity Date.

     "Interest Period": a Eurodollar Interest Period or a Competitive Interest Period, as the case may be.

     "Invitation to Bid": an invitation to make Competitive Bids in the form of Exhibit J.

     "KDS": Kohl's Department Stores, Inc., a Delaware corporation.

     "Leverage Ratio": at any fiscal quarter end, the ratio of (x) Included Indebtedness determined on a Consolidated basis as of such fiscal quarter end to
(y) Capitalization as of such fiscal quarter end.

     "Lien": any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

     "Loan": a Revolving Credit Loan or a Competitive Bid Loan, as the case may be.

     "Loan Documents": collectively, this Agreement and the Notes.

     "Loans": the Revolving Credit Loans and/or the Competitive Bid Loans, as the case may be.

     "Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner,
(iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

     "Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

     "Material Adverse Change": a material adverse change in the financial condition, operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

     "Material Adverse Effect": a material adverse effect on (i) the financial condition, operations, business or Property of the Borrower and its Subsidiaries taken as a whole, or (ii) the ability of the Borrower to perform any of its payment obligations or other material obligations under the Loan Documents.

     "Material Obligations": as of any date, (a) Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness in respect of Capital Leases) of the Borrower or its Subsidiaries in an aggregate principal amount exceeding $25,000,000, or (b) obligations under leases in respect of interests in real property (whether operating leases or Capital Leases) of the Borrower or its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Obligations, the "principal amount" of Indebtedness and such other obligations at such date shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Indebtedness and such obligations became due and payable on such date.

     "Minimum Coverage Ratio": at any fiscal quarter end, the ratio of (a) Adjusted Net Income, to (b) Rent minus interest income determined on a Consolidated basis, plus Consolidated interest expense, in each case referred to in this definition for the four consecutive fiscal quarters then ended.

     "Moody's": Moody's Investors Service, Inc., or any successor thereto.

     "Multiemployer Plan": a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Worth": as of any fiscal quarter end, the excess if any of total assets over total liabilities, in each case determined on a Consolidated basis.

     "Note" and "Notes": as defined in Section 2.2.

     "Notice of Conversion": a notice substantially in the form of Exhibit D.

     "Operating Entity": any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (i) the other businesses and operations of such Person, or (ii) any other line of business or business segment.

     "Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

     "Other Credit Agreement": the Five-Year Credit Agreement, dated as of the date hereof, by and among Kohl's Corporation, the lenders party thereto, Bank One, NA, as Syndication Agent, U.S. Bank, National Association, Wachovia Bank, National Association, and Fleet National Bank, as Co-Documentation Agents, and The Bank of New York, as an issuing bank, the swing line lender and the administrative agent.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

     "Pension Plan": at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under
Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower, any of its Subsidiaries or any ERISA Affiliate.

     "Person": any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

     "Pricing Level": at any time, Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V, Pricing Level VI, or Pricing Level VII, as applicable at such time.

     "Pricing Level I": any time when Applicable Debt is rated A+ or higher by S&P or A1 or higher by Moody's.

     "Pricing Level II": any time when Applicable Debt is rated A by S&P or A2 by Moody's.

     "Pricing Level III": any time when Applicable Debt is rated A- by S&P or A3 by Moody's.

     "Pricing Level IV": any time when Applicable Debt is rated BBB+ by S&P or Baa1 by Moody's.

     "Pricing Level V": any time when Applicable Debt is rated BBB by S&P or Baa2 by Moody's.

     "Pricing Level VI": any time when Applicable Debt is rated BBB- by S&P or Baa3 by Moody's.

     "Pricing Level VII": any time when Applicable Debt is rated BB+ or lower by S&P or Ba1 or lower by Moody's.

     "Prior Quarter End": with respect to each change after the date hereof in the fiscal year of the Borrower, the fiscal quarter end of the Borrower that occurred immediately before the effective date of such change.

     "Prohibited Transaction": a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

     "Property": all types of real, personal, tangible, intangible or mixed property.

     "Proposed Lender": as defined in Section 2.7(c).

     "Receivables": with respect to any Person as at any date of determination, the aggregate unpaid principal portion of the obligations of one or more of the customers of such Person to pay money to such Person, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by such Person, plus any finance charges, late fees or other similar charges receivable by such Person with respect thereto.

     "Regulatory Change": the occurrence of any of the following after the Effective Date: (i) the adoption of any treaty, constitution, law, rule or regulation, (ii) the issuance or promulgation of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change in the interpretation of any existing treaty, constitution, law, rule, regulation, directive, guideline or request by any Governmental Authority.

     "Related Parties": with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Related Receivable Assets": with respect to the retail accounts receivable of any Person, other Property of such Person upon which Liens are customarily granted in connection with the financing or securitization of such retail accounts receivable.

     "Rent": with respect to any period, consolidated rent expenses under all leases (other than Capital Leases) of real or personal property, but shall be exclusive of any amounts, determined on a Consolidated basis, required to be paid by the Borrower or any such Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

     "Repayment Extension Date": as defined in Section 2.14(c).

     "Reportable Event": with respect to any Pension Plan, (i) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (iii) any failure to make any payment required by Section 412(m) of the Code.

     "Required Lenders": (i) except as otherwise provided in clause (ii) of this defined term, Lenders having Revolving Credit Commitment Amounts greater than or equal to 51% of the Aggregate Revolving Credit Commitment Amount, and (ii) at any time after the Revolving Credit Commitment Period that there is any Aggregate Credit Exposure, Lenders having a pro rata share thereof which is greater than or equal to 51% of the Aggregate Credit Exposure.

          "Restricted Payment": as to any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock or other equity interest in such Person now or hereafter outstanding, and (iii) the acquisition for value by such Person of any Capital Stock issued by such Person or any other Person that controls such Person.

          "Revolving Credit Commitment": in respect of any Lender, such Lender's undertaking during the Revolving Credit Commitment Period to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Revolving Credit Commitment Amount of such Lender.

          "Revolving Credit Commitment Amount": as of any date and with respect to any Lender, an amount equal to (i) the sum set forth adjacent to its name under the heading "Revolving Credit Commitment Amount" in Exhibit A, if any, plus (ii) the amount of any increase in such Lender's "Revolving Credit Commitment Amount" pursuant to Section 2.7(c), plus (iii) the "Revolving Credit Commitment Amount" which such Lender shall have assumed from another Lender in accordance with Section 11.6 on or prior to such date, minus (iv) the "Revolving Credit Commitment Amount" which such Lender shall have assigned to another Person in accordance with Section 11.6 on or prior to such date; as such amount may be reduced from time to time pursuant to Section 2.7(a).

          "Revolving Credit Commitment Period": the period from the Effective Date to but excluding the earlier to occur of the Revolving Credit Commitment Expiration Date and such other date upon which the Revolving Credit Commitments shall be terminated (or the Aggregate Revolving Credit Commitment Amount shall be reduced to zero).

          "Revolving Credit Commitment Expiration Date": July 8, 2003, as the same may be extended from time to time in accordance with Section 2.14(a), or such earlier date on which the Aggregate Revolving Credit Commitment Amounts shall terminate in accordance with Section 2.7 or Article 9.

          "Revolving Credit Exposure": with respect to any Lender as of any date, the outstanding principal balance of such Lender's Revolving Credit Loans.

          "Revolving Credit Increase Supplement": as defined in Section 2.7(c).

          "Revolving Credit Loan" and "Revolving Credit Loans": as defined in
Section 2.1.

          "Revolving Credit Maturity Date": the Revolving Credit Commitment Expiration Date or, if the Borrower has duly extended the Revolving Credit Maturity Date in accordance with Section 2.14(c), the Repayment Extension Date.

          "S&P": Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

          "SEC": the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

          "Significant Subsidiary": each "Significant Subsidiary" of the Borrower within the meaning of Regulation S-X of the SEC as in effect from time to time.

          "Special Counsel": Bryan Cave LLP, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent in connection with the Loan Documents.

          "Subsidiary": as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Managing Person thereof, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

          "Substitute Lender": as defined in Section 3.11.

          "Tangible Net Worth": as of any date, the following determined on a Consolidated basis as of the fiscal quarter end occurring on such date (or, if such date shall not be a fiscal quarter end, as of the fiscal quarter end immediately preceding such date): (a) Net Worth minus (b) intangible assets of the Borrower and its Subsidiaries on a Consolidated basis, consisting of goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses, and similar categories of assets that may arise in the future.

          "Tax": any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

          "Termination Event": with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

          "Unfunded Pension Liabilities": with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions", over the fair market value of Pension Plan assets.

          "United States": the United States of America.

          "Unrecognized Retiree Welfare Liability": with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Borrower and its Subsidiaries.

          "Utilization Fee": the fee referred to in Section 3.2(c).

    1.2.  Principles of Construction

          (a) All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto to the extent not otherwise provided therein.

          (b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and (i) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of GAAP in effect immediately after such change becomes effective or (ii) Required Lenders so object, then the Borrower's compliance with such ratio or requirement shall be determined on the basis of GAAP in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or Required Lenders, as the case may be, or the Borrower and Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Agreement shall be consistent with the Borrower's financial statements required to be delivered hereunder.

          (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

          (d) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

          (e) Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

          (f) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          (g) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.

2.  AMOUNT AND TERMS OF LOANS

    2.1.  Revolving Credit Loans

          Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make revolving credit loans (each a "Revolving Credit Loan" and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period, provided that immediately after giving effect thereto (i) such Lender's Revolving Credit Exposure would not exceed such Lender's Revolving Credit Commitment Amount, and (ii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Credit Commitment Amount. During the Revolving Credit Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Credit Commitments, all in accordance with the terms and conditions of this Agreement. Subject to the provisions of Sections 2.5 and 3.3, at the option of the Borrower, Revolving Credit Loans may be made as one or more (i) ABR Advances, (ii) Eurodollar Advances or (iii) any combination thereof.

    2.2.  Notes; Maturity

          The Revolving Credit Loans and the Competitive Bid Loans made by each Lender shall be evidenced by a promissory note made by the Borrower, substantially in the form of Exhibit B, payable to the order of such Lender, and dated the Effective Date (each, as indorsed or modified from time to time, a "Note" and, collectively with the Notes of all other Lenders, the "Notes"). The outstanding principal balance of the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date. The outstanding principal balance of each Competitive Bid Loan shall be due and payable on the earlier to occur of the last day of the Competitive Interest Period applicable thereto and the Business Day immediately preceding the Revolving Credit Maturity Date.

    2.3.  [Reserved]

    2.4.  [Reserved]

    2.5.  Procedure for Borrowing

          (a) Revolving Credit Loans. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Borrowing Request manually signed by the Borrower), no later than 12:00 noon, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 12:00 noon on the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed under the Revolving Credit Commitments, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the borrowing is to consist of one or more Eurodollar Advances, the amount of, and the length of the Interest Period for, each such

Eurodollar Advance. Each (i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof and (ii) each ABR Advance made on each Borrowing Date shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof or, if less, the unused portion of the Aggregate Revolving Credit Commitment Amount.

          (b) Funding of Revolving Credit Loans. Upon receipt of each Borrowing Request requesting Revolving Credit Loans, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of the requested Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 2:00 p.m., on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to Section 5.2, be promptly made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in
Section 11.2 by crediting the account of the Borrower at such office or elsewhere as the Borrower may from time to time instruct the Administrative Agent in writing.

          (c) Failure to Fund. Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's Commitment Percentage of the Revolving Credit Loans requested by the Borrower, the Administrative Agent may assume that such Lender has made the same available to the Administrative Agent on the Borrowing Date in accordance with this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made its Commitment Percentage of such Revolving Credit Loans available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate payable by the Borrower in respect of such Loans as set forth in Section 3.1, and, in the case of such Lender, at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment and the Federal Funds Rate plus 2% thereafter until the date such payment is received by the Administrative Agent. Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Loan as part of the Revolving Credit Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Revolving Credit Loans.

          (d) Netting. If a Lender makes a new Loan on a Borrowing Date on which the Borrower is to repay an existing Loan from such Lender, such Lender shall apply the proceeds of such new Loan to make such repayment, and only the excess of the proceeds of such new Loan over the outstanding principal balance of the existing Loan being repaid need be made available to the Administrative Agent.

    2.6.  Competitive Bid Procedure

          (a) The Borrower may, at any time and from time to time during the Revolving Credit Commitment Period, provided that no Event of Default shall have occurred and then be continuing, request Competitive Bids by delivering by hand or telecopy to the Administrative Agent a duly completed Competitive Bid Request. A request for Competitive Bids that does not conform substantially to the format of Exhibit I may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy. Each Competitive Bid Request shall specify (i) the aggregate amount of Competitive Bid Loans upon which the Borrower desires Competitive Bids under this Section 2.6, which amount shall not be in excess of
(X) the Aggregate Revolving Credit Commitment Amount on such date, over (Y) the Aggregate Credit Exposure on such date, (ii) a proposed Borrowing Date for such Competitive Bid Loans, which date shall not be earlier than one Business Days after the date of delivery to the Administrative Agent of such Competitive Bid Request, provided that any Competitive Bid Request delivered to the Administrative Agent after 11:00 a.m., on any Business Day shall be deemed to have been given on the immediately succeeding Business Day, (iii) the proposed Competitive Interest Period(s) requested, provided that the number of different Competitive Interest Periods requested in a single Competitive Bid Request shall not exceed three, and (iv) in the event that more than one Competitive Interest Period shall have been so requested, the amount of the requested Competitive Bid Loan (in no event less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) in respect of each such Competitive Interest Period. Promptly after its receipt of each Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall send to each Lender an Invitation to Bid, appropriately completed by the Administrative Agent with reference to such Competitive Bid Request.

          (b) Each Lender may, in its sole and absolute discretion, make one or more Competitive Bids to the Borrower in response to each Invitation to Bid. Each Competitive Bid by a Lender must be received by the Administrative Agent not later than 10:00 a.m., on such proposed Borrowing Date. Competitive Bids that do not conform substantially to the format of Exhibit K may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall be irrevocable and, with respect to each Competitive Interest Period requested by the Borrower, shall specify (i) the Competitive Interest Period offered by such Lender, and (ii) with respect to each such Competitive Interest Period offered by such Lender, the Competitive Bid Rate and the amount (which amount (A) shall not be less than $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and (B) shall not exceed the Competitive Bid Loan requested by the Borrower in respect of such Competitive Interest Period) of the Competitive Bid Loan with respect thereto. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy not later than 10:00 a.m., on such proposed Borrowing Date therefor, provided, however, that the failure by any Lender to give any such notice shall not obligate such Lender to make any Competitive Bid Loan in connection with the relevant Competitive Bid Request.

          (c) With respect to each Invitation to Bid sent to the Lenders, the Administrative Agent shall (i) promptly notify the Borrower by telecopy of the amount of each Competitive Bid Loan offered thereby, and the Competitive Interest Period and Competitive Bid Rate applicable thereto, and the identity of the Lender that made such offer, and (ii) send a list of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process.

          (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.6(d), accept or reject any Competitive Bid made in accordance with the procedures set forth in this Section 2.6, and the Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of such Competitive Bids, not later than 11:00 a.m., on the proposed Borrowing Date therefor, provided, however, that the failure by the Borrower to give such notice shall be conclusively deemed to be a rejection of all such Competitive Bids. In connection with each acceptance of one or more Competitive Bids by the Borrower:

               (i) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject another Competitive Bid made at a lower Competitive Bid Rate and having the same Competitive Interest Period as such Competitive Bid,

               (ii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate principal amount of the Competitive Bid Loans specified in the related Competitive Bid Request,

               (iii) if the Borrower shall desire to accept a Competitive Bid made at a particular Competitive Bid Rate and Competitive Interest Period, it must accept all other Competitive Bids at such Competitive Bid Rate and Competitive Interest Period, provided, however, that if the acceptance of all such other Competitive Bids would cause the aggregate amount of all accepted Competitive Bids to exceed the aggregate principal amount of the Competitive Bid Loans specified in the related Competitive Bid Request, then such acceptance shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate and Competitive Interest Period, and

               (iv) except pursuant to Section 2.6(d)(iii), no Competitive Bid shall be accepted unless the Competitive Bid Loan with respect thereto shall be in (A) a minimum principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof, or (B) if less, an aggregate principal amount equal to the excess of the Aggregate Revolving Credit Commitment Amount over the Aggregate Credit Exposure.

          (e) The Administrative Agent shall promptly notify each bidding Lender whether or not each Competitive Bid of such Lender has been accepted by telecopy sent by the Administrative Agent, and, if such Competitive Bid has been accepted by the Borrower, in whole or in part, such bidding Lender shall, after its receipt of such notice and no later than 2:00 p.m., on the related Borrowing Date, make immediately available funds available to the Administrative Agent at the address therefor set forth in Section 11.2, in the amount in which each such Competitive Bid of such Lender was accepted by the Borrower, and the amount so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be promptly made available on such Borrowing Date to the Borrower by the Administrative Agent at such office by crediting the account of the Borrower on the books of such office (or elsewhere as the Borrower may from time to time instruct the Administrative Agent in writing) with the aggregate of said amount received by the Administrative Agent. Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to make a Competitive Bid Loan if immediately after making such Competitive Bid Loan, the Aggregate Credit Exposure would exceed the Aggregate Revolving Credit Commitment Amount.

          (f) A Competitive Bid Request shall not be made within four Business Days after the date of any previous Competitive Bid Request, unless the Borrower has accepted one or more Competitive Bids pursuant to a Competitive Bid Request made within such five Business Days.

          (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower fifteen minutes earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to
Section 2.6(b).

     2.7. Termination, Reduction or Increases in Commitments

          (a) Voluntary Termination or Reductions. The Borrower shall have the right, upon at least three Business Days' prior written notice to the Administrative Agent, (A) at any time when the Aggregate Credit Exposure shall be zero, to terminate the Revolving Credit Commitments of all of the Lenders, and (B) at any time and from time to time when the Aggregate Revolving Credit Commitment Amount shall exceed the Aggregate Credit Exposure, to permanently reduce the Aggregate Revolving Credit Commitment Amount by a sum not greater than the amount of such excess, provided, however, that each such reduction shall be in the amount of $10,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

          (b) Reductions in General. Each reduction of the Aggregate Revolving Credit Commitment Amount shall be made by reducing each Lender's Revolving Credit Commitment Amount by an amount equal to such Lender's Commitment Percentage of such reduction. Simultaneously with each reduction of the Aggregate Revolving Credit Commitment Amount, the Borrower shall pay the Facility Fee accrued and unpaid on the amount by which the Aggregate Revolving Credit Commitment Amount is being reduced.

          (c) Increases of Revolving Credit Commitments. The Borrower may at any time prior to the first voluntary reduction of the Aggregate Revolving Credit Commitment Amount, and from time to time (but no more than twice in any calendar year and no more than five times in the aggregate), at its sole cost and expense, request (i) any Lender to increase (such decision to increase to be within the sole and absolute discretion of such Lender) its Revolving Credit Commitment Amount, or (ii) any other Person (each a "Proposed Lender"; each such Proposed Lender to be reasonably satisfactory to the Administrative Agent) to provide a new Revolving Credit Commitment, by submitting a supplement to this Agreement in the form of Exhibit G (each a "Revolving Credit Increase Supplement"), duly executed by the Borrower and each such Lender or Proposed Lender, as the case may be. If such Revolving Credit Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Revolving Credit Increase Supplement and deliver a copy thereof to the Borrower and each such Lender or Proposed Lender, as the case may be. Upon execution and delivery of such Revolving Credit Increase Supplement, (i) in the case of each such Lender, such Lender's Revolving Credit Commitment Amount shall be increased to the amount set forth in such Revolving Credit Increase Supplement, (ii) in the case of each such Proposed Lender, such Proposed Lender shall become a party hereto and shall for all purposes of the Loan Documents be deemed a "Lender" with a Revolving Credit Commitment Amount in the amount set forth in such Revolving Credit Increase Supplement, and (iii) the Borrower shall have executed and delivered to the Administrative Agent a Note for each Proposed Lender providing a new Revolving Credit Commitment; provided, however, that:

               (A) immediately after giving effect thereto, the sum of all increases in the Aggregate Revolving Credit Commitment Amount plus the sum of all increases in the "Aggregate Revolving Credit Commitment Amount" under, and as such term is defined in, the Other Credit Agreement, shall not exceed the excess of (I) $700,000,000 over (II) the sum of the Aggregate Revolving Credit Commitment Amount plus the "Aggregate Revolving Credit Commitment Amount" under, and as such term is defined in, the Other Credit Agreement, in each case as in effect on the Agreement Date;

               (B) each such increase shall be in an amount not less than $25,000,000 or such amount plus an integral multiple of $5,000,000;

               (C) if Revolving Credit Loans would be outstanding immediately after giving effect to such increase, then simultaneously with such increase (1) each Lender (including each such Proposed Lender) shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit H, pursuant to which the Lenders (including such Proposed Lenders) shall have assigned to each other such portion of its Revolving Credit Loans, if any, as shall be necessary to reflect proportionately the Revolving Credit Commitment Amounts as adjusted in accordance with this
Section 2.7(c), and (2) in connection with such assignment, each such Lender (including each such Proposed Lender) shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Revolving Credit Loans, and in connection with such master assignment and acceptance agreement each Lender may treat the assignment of Eurodollar Advances by it as a prepayment of such Eurodollar Advances for purposes of Section 3.5;

               (D) each Proposed Lender shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Proposed Lender pursuant to section 3.10(c); and

               (E) the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such increase.

     2.8. Prepayments

          (a) Voluntary Prepayments. The Borrower may, at its option, prepay the Revolving Credit Loans without premium or penalty (but subject to Section 3.5), in full at any time or in part from time to time by delivering to the Administrative Agent an irrevocable written notice thereof on the proposed prepayment date, in the case of Revolving Credit Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Revolving Credit Loans consisting of Eurodollar Advances, specifying whether the Revolving Credit Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Revolving Credit Loans pursuant to this subsection (a) shall be in an aggregate principal amount of $10,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the outstanding principal balance of the Revolving Credit Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall exceed $5,000,000. Competitive Bid Loans may not be prepaid.

          (b) In General. Simultaneously with each prepayment of a Revolving Credit Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment. Unless otherwise specified by the Borrower, each prepayment of Revolving Credit Loans shall first be applied to ABR Advances. If any prepayment is made in respect of any Eurodollar Advance or any Competitive Bid Loan, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 3.5.

     2.9. Use of Proceeds

          The Borrower agrees that the proceeds of the Loans shall be used solely (i) to repay the Existing Bank Debt, (ii) to pay all of the fees and other sums due hereunder, (iii) to pay the reasonable out of pocket fees and expenses incurred by the Borrower in connection with the Loan Documents, (iv) for the Borrower's working capital purposes in the ordinary course of business and (v) for the Borrower's general corporate purposes not inconsistent with the provisions hereof including funding the acquisition of real estate (as single locations or in groups of locations), development of real estate and construction of retail facilities, remodeling of existing facilities, capital improvements, acquisitions of other businesses not otherwise prohibited in this Agreement, or to repay, or otherwise make payments in respect of, commercial paper, including commercial paper that has become due or cannot be remarketed. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

     2.10. [Reserved]

     2.11. [Reserved]

     2.12. [Reserved]

     2.13. Payments

           (a) Each sum payable by the Borrower to the Credit Parties under the Loan Documents, including each payment of principal and interest on the Loans, the Facility Fee and the Utilization Fee shall be made prior to 1:00 p.m., on the date such payment is due, to the Administrative Agent for the account of the applicable parties hereto at the Administrative Agent's office specified in
Section 11.2, in each case in lawful money of the United States, in immediately available funds and without set off or counterclaim, provided that payments required to be made under Sections 3.5, 3.6, 3.7, 11.7 and 11.20 shall be made directly to the party entitled thereto. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m., on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest thereon. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

           (b) If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Eurodollar Interest Period) shall be extended to the next Business Day and (except with respect to payments of the Facility Fee and the Utilization Fee) interest shall be payable at the applicable rate specified herein during such extension, provided, however that if such next Business Day is after the Revolving Credit Maturity Date, any such payment shall be due on the immediately preceding Business Day.

     2.14. Extension of Revolving Credit Commitment Period; Extension of Revolving Credit Maturity Date.

           (a) The Borrower may at any time and from time to time (but not more than 60 days nor less than 31 days prior to the then existing Revolving Credit Commitment Expiration Date) request that the Lenders agree (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Revolving Credit Commitment Expiration Date by one year per each such request by giving written notice thereof to the Administrative Agent. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. Any Lender not responding to such notice shall be deemed not to have consented to such extension. In the event that Lenders then having Revolving Credit Commitment Amounts

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

equal to or greater than $66,500,000 shall have consented to such extension request on or after the 30th day, but on or before the 15th day, prior to the then existing Revolving Credit Commitment Expiration Date, the Revolving Credit Commitment Expiration Date shall be extended to the day which is one year following the then existing Revolving Credit Commitment Expiration Date (or, if such day is not a Business Day, the Business Day immediately preceding such day), provided, however, that (i) immediately before and after giving effect thereto, no Default shall exist, and (ii) the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such extension. In all other events, the then existing Revolving Credit Commitment Expiration Date shall not be extended and shall remain in full force and effect until such time, if any, as the same may be extended pursuant to a subsequent extension request.

          (b) With respect to each extension request approved in accordance with
Section 2.14(a), on the existing Revolving Credit Commitment Expiration Date with respect thereto (i) with respect to each Lender which (A) shall not have so consented to such extension request, and (B) shall not have transferred its Revolving Credit Commitment pursuant to Section 3.11, the Aggregate Revolving Credit Commitment Amount shall be automatically reduced by an amount equal to the sum of the Revolving Credit Commitment Amounts of each such Lender (each a "Non-Extending Lender"), (ii) the Revolving Credit Commitment of each Non-Extending Lender shall automatically terminate, and (iii) the Borrower shall pay to the Administrative Agent for the account of each Non-Extending Lender all principal, interest, fees and other sums owing to such Non-Extending Lender under the Loan Documents, whether or not then otherwise due and, upon receipt by such Lender of such amount so paid, such Lender shall cease to be a "Lender" hereunder.

          (c) Unless a Default shall have occurred and is continuing, effective upon the delivery by the Borrower to the Administrative Agent on or after the 14th day, but on or before the 7th day, prior to the then effective Revolving Credit Commitment Expiration Date of an express written notice (the "Term-Out Notice") that the Borrower intends to extend the Revolving Credit Maturity Date to the date certain (the "Repayment Extension Date") set forth in such Term-Out Notice that is not later than one year after such Revolving Credit Commitment Expiration Date, the Revolving Credit Maturity Date shall be extended to such Repayment Extension Date. The delivery by the Borrower to the Administrative Agent of a Term-Out Notice shall constitute a representation and warranty by the Borrower that no Default then exists.

3.   INTEREST, FEES, YIELD PROTECTIONS, ETC.

     3.1. Interest Rate and Payment Dates

          (a) Prior to Default. Except as otherwise provided in Section 3.1(b) and 3.1(c), (i) each Competitive Bid Loan shall bear interest at the applicable Competitive Bid Rate therefor, and (ii) Revolving Credit Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

     ADVANCES                     RATE

     Each ABR Advance             Alternate Base Rate.

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

     Each Eurodollar Advance       Eurodollar Rate for the applicable Interest
                                   Period plus the Applicable Margin applicable to Eurodollar Advances.

          (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or 9.1(b), the unpaid principal balance of the Loans shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to 2% plus the rate which would otherwise be applicable under Section 3.1(a), and any overdue interest or other amount payable under the Loan Documents shall bear interest (whether before or after the entry of a judgment thereon) at a rate per annum equal to the Alternate Base Rate plus 2%. For purposes of the preceding sentence, the rate applicable pursuant to Section 3.1(a), as the case may be, to any overdue principal, interest or other amount payable under the Loan Documents shall be (i) in the case of an overdue principal balance of any Eurodollar Advance, the applicable Eurodollar Rate plus the Applicable Margin until the last day of the applicable Interest Period (or the earlier termination thereof pursuant to this Agreement) and thereafter at the Alternate Base Rate, (ii) in the case of an overdue principal balance of any Competitive Bid Loan, the applicable Competitive Bid Rate until the last day of the applicable Competitive Interest Period (or the earlier termination thereof pursuant to this Agreement) and thereafter at the Alternate Base Rate, and (iii) in all other cases, the Alternate Base Rate. All such interest shall be payable on demand.

          (c) In General. Interest on (i) ABR Advances to the extent based on the BNY Rate shall be calculated on the basis of a 365 or 366 day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Rate, Eurodollar Advances, Competitive Bid Loans shall be calculated on the basis of a 360 day year, in each case, for the actual number of days elapsed. Except as otherwise expressly provided herein, interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

     3.2. Fees

          (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "Facility Fee"), during the Revolving Credit Commitment Period, at a rate per annum equal to the Applicable Margin on the average daily Aggregate Revolving Credit Commitment Amount,

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regardless of usage. The Facility Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during such period commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Revolving Credit Commitment Amount (to the extent of such reduction) and (iii) on the last day of the Revolving Credit Commitment Period. The Facility Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

          (b) Administrative Agent's Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

          (c) Utilization Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender ratably in accordance with its Revolving Credit Commitment Amount a utilization fee at a rate per annum equal to the Applicable Margin on the Aggregate Credit Exposure for each day (i) that the Aggregate Credit Exposure together with the "Aggregate Credit Exposure" under, and as such term is defined in, the Other Credit Agreement, shall exceed 50.0% of the sum of the Aggregate Revolving Credit Commitment Amount plus the "Aggregate Revolving Credit Commitment Amount" under, and as such term is defined in, the Other Credit Agreement, or (ii) following the Revolving Credit Commitment Period that there shall be any Aggregate Credit Exposure. Accrued Utilization Fees shall be payable in arrears on the last day of March, June, September and December of each year and each date on which the Aggregate Revolving Credit Commitment Amount is permanently reduced, commencing on the first such date to occur after the Effective Date. All Utilization Fees shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

     3.3. Conversions; Eurodollar Advances

          (a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by delivering to the Administrative Agent by facsimile a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower) at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion shall only be made on a Business Day and on the last day of the Eurodollar Interest Period applicable thereto. In addition, the Borrower may elect from time to time to convert ABR Advances to Eurodollar Advances or existing Eurodollar Advances to new Eurodollar Advances by delivering to the Administrative Agent by facsimile a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower) at least three Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the initial Eurodollar Interest Period relating thereto, provided that any such conversion shall only be made on a Business Day and, in the case of existing Eurodollar Advances being converted to new Eurodollar Advances, on the last day of the Eurodollar Interest Period applicable thereto. The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted pursuant to this Section in whole or in part, provided that the amount to be converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.5 and having the same Eurodollar Interest Period as such first Eurodollar

Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

              (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to convert any existing Eurodollar Advance to a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the Eurodollar Interest Period applicable to such Eurodollar Advance.

              (c) Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

              (d)  Competitive Bid Loans shall not be converted.

        3.4.  Concerning Eurodollar Interest Periods

              Notwithstanding any other provision of any Loan Document:

                   (a) If the Borrower shall have failed to elect a Eurodollar Advance under Section 2.5 or 3.3, as the case may be, in connection with any borrowing of new Revolving Credit Loans or expiration of an Eurodollar Interest Period with respect to any existing Eurodollar Advance, the amount of the Revolving Credit Loans subject to such borrowing or such existing Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

                   (b) No Interest Period selected in respect of the conversion of any Eurodollar Advance comprising a Revolving Credit Loan shall end after the Revolving Credit Maturity Date.

                   (c) The Borrower shall not be permitted to have more than twelve Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

        3.5.  Indemnification for Loss

              Notwithstanding anything contained herein to the contrary, if the Borrower shall fail for any reason to borrow a Revolving Credit Loan in respect of which it shall have requested a Eurodollar Advance or to convert an Advance to a Eurodollar Advance after it shall have notified the Administrative Agent of its intent to do so, or if the Borrower shall fail for any reason to borrow a Competitive Bid Loan in any instance in which it shall have accepted one or more Competitive Bids, or if a Eurodollar Advance or Competitive Bid Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, or if the Borrower shall for any reason to prepay or repay all or any part of the principal amount of a Eurodollar Advance

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

or Competitive Bid Loan prior to the last day of the Interest Period applicable thereto, without duplication of other payments hereunder, the Borrower shall indemnify each Lender against, and pay on demand directly to such Lender the amount (calculated by such Lender (in reasonable detail delivered to the Borrower) using any reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or out of pocket expense suffered by such Lender as a result of such failure to borrow or convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or Competitive Bid Loan, as the case may be, or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance or Competitive Bid Loan, as the case may be, and any internal processing charge customarily charged by such Lender in connection therewith.

        3.6.  Capital Adequacy

              If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), shall be affected by the occurrence of a Regulatory Change and such Lender shall have determined that such Regulatory Change shall have had or will thereafter have the effect of reducing the rate of return on such Lender's or such Control Person's capital in respect of the Loans or the Revolving Credit Commitment made or maintained by such Lender, in any case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender's or such Control Person's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, within ten days after demand by such Lender, without duplication of other payments hereunder, the Borrower shall pay to such Lender or such Control Person, as the case may be, such additional amount or amounts (calculated by such Lender (in reasonable detail delivered to the Borrower) using any reasonable method chosen by such Lender) as shall be sufficient to compensate such Lender or such Control Person for such reduction.

        3.7.  Reimbursement for Increased Costs

              If any Credit Party shall determine that a Regulatory Change:

                   (a) does or shall (i) subject it to any Tax of any kind whatsoever with respect to any Eurodollar Advances or its obligations under this Agreement to make Eurodollar Advances, or (ii) change the basis of taxation of payments to it of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances, or impose on such Credit Party any Tax required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, any Income Tax applicable to such Lender); or

                   (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate; and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, then, in any such case, the Borrower shall, without duplication of other payments hereunder, pay such Credit Party within ten days after demand therefor, such additional amounts (calculated by such Lender (in reasonable detail delivered to the Borrower) using any reasonable method chosen by such Lender) as is sufficient to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Credit Party; provided, however, that nothing in this Section shall require the Borrower to indemnify any Credit Party with respect to withholding Taxes for which the Borrower has no obligation under
Section 3.10. No failure by any Credit Party to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

        3.8.  Illegality of Funding

              Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any Regulatory Change shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Revolving Credit Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to an ABR Advance on the last day of the then current Eurodollar Interest Period applicable thereto or at such earlier time as may be required. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender shall promptly notify the Administrative Agent and the Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

        3.9.  Substituted Interest Rate

              In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding) that by reason of circumstances affecting the interbank eurodollar market either adequate or reasonable means do not exist for ascertaining the Eurodollar Rate, or (ii) Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding absent manifest error) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Credit Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into Eurodollar Advances (each, an "Affected Advance"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected

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

Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Eurodollar Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate, or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Credit Loans to or as Eurodollar Advances.

        3.10. Taxes; Net Payments

              (a) All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Included Taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that the Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings in respect of Included Taxes, then the Borrower, without duplication of other payments hereunder, shall pay such additional amounts to the Administrative Agent, for the benefit of the Credit Parties, as may be necessary in order that the actual amounts received by each Credit Party in respect of interest and any other amount payable under the Loan Documents after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required. In the event that any such deduction or withholding with respect to Included Taxes can be reduced or nullified as a result of the application of any relevant double taxation convention, the relevant Credit Party will cooperate with the Borrower (at the sole expense of the Borrower) in making application to the relevant taxing authorities to seek to obtain such reduction or nullification, so long as it would not be disadvantageous to such Credit Party, provided, however, that no Credit Party shall have any obligation to engage in litigation with respect thereto. If the Borrower shall make any payments under this Section 3.10 or shall make any deductions or withholdings from amounts paid in accordance with this Section 3.10, the Borrower shall, as promptly as practicable thereafter, forward to the Administrative Agent original or certified copies of official receipts or other evidence acceptable to the Administrative Agent establishing such payment and the Administrative Agent in turn shall distribute copies of such receipts to each Credit Party. If payments under the Loan Documents to any Credit Party are or become subject to any withholding, such Credit Party shall (unless otherwise required by a Governmental Authority or as a result of any treaty, convention, law, rule, regulation, order or similar directive applicable to such Credit Party) use its best efforts to designate a different office or branch to which payments are to be made under the Loan Documents from that initially selected thereby, if such designation would avoid or mitigate such withholding and would not be disadvantageous to such Credit Party. In the event that any Credit Party shall have determined that it received a refund or credit for Included Taxes paid by the Borrower under this Section 3.10, such Credit Party shall promptly notify the Administrative Agent and the Borrower of such fact and shall remit to the

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

Borrower the amount of such refund or credit applicable to the payments made by the Borrower in respect of such Credit Party under this Section 3.10.

                   (b) Each Credit Party shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Credit Party is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Credit Party are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Credit Party any amount which the Borrower is required to withhold (and shall have no obligation to otherwise indemnify any Lender with respect to such amount) to the extent that the Borrower's obligation to withhold is due to the failure of such Credit Party to file any required statement, certificate or other document with respect to exemption which such Borrower requested of it.

                   (c) Each Credit Party not incorporated under the laws of the United States or any State thereof shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Credit Party is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Credit Party are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Credit Party any amount which the Borrower is liable to withhold due to the failure of such Credit Party to file any statement of exemption required by the Code.

        3.11.      Substitution of Lenders

                   Notwithstanding anything to the contrary contained herein, if any Lender shall request compensation pursuant to Sections 3.6, 3.7 or 3.10 or shall not have consented to any request for the extension of the Revolving Credit Maturity Date which request was approved in accordance with Section 2.14, then, in each such case, provided that no Event of Default shall then exist and be continuing, the Borrower may require that such Lender transfer all of its right, title and interest under the Loan Documents to one or more of the other Lenders (in the sole and absolute discretion of each such Lender) or any other Person identified by the Borrower and reasonably acceptable to the Administrative Agent (a "Substitute Lender"), if such Substitute Lender agrees to assume all of the obligations of such Lender under the Loan Documents for consideration equal to all principal, interest, fees and other sums owing to such Lender under the Loan Documents, whether or not then otherwise due, provided that if such Lender is a "Lender" under and as defined in the Other Credit Agreement, the Borrower must replace or remove such Lender as a "Lender" from the Other Credit Agreement pursuant to the terms of Section 3.11 thereof simultaneously with the replacement or removal of such Lender hereunder. Subject to (i) the execution and delivery by the Borrower at its expense of a new Note, an instrument of assignment and assumption, and such other documents as such Lender may reasonably require, and (ii) the simultaneous replacement or removal of such Lender as a "Lender" under and as defined in the Other Credit Agreement, such Substitute Lender shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 3.5, 3.6, 3.7, 11.7 and 11.20 (without duplication of any payments made to such Lender by the Borrower or the Substitute Lender) shall survive for the benefit of any Lender replaced under this Section with respect to the time prior to such replacement.

4.      REPRESENTATIONS AND WARRANTIES

              In order to induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Revolving Credit Loans, the Borrower makes the following representations and warranties to the Credit
Parties:

        4.1.  Existence and Power

              Each of the Borrower and each Significant Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where the failure to have such requisite power and authority or to qualify would not reasonably be expected to have a Material Adverse Effect.

        4.2.  Authority and Execution

              Each of the Borrower and each Significant Subsidiary has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents. The Borrower and each Significant Subsidiary has duly executed and delivered each Loan Document to which it is a party.

        4.3.  Binding Agreement

              The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        4.4.  Litigation

              Except as set forth on Schedule 4.4, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower or any of its Subsidiaries) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or maintained by the Borrower or any of its Subsidiaries or which may affect the Property of the Borrower or any of its Subsidiaries or any of their respective Properties or rights, which actions, suits or proceedings would reasonably be expected to have a Material Adverse Effect.

     4.5. Absence of Defaults; No Conflicting Agreements

          Neither the Borrower nor any of its Subsidiaries is in default under any judgment, order, writ, injunction, decree or decision of any Governmental Authority or any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the terms of the Loan Documents will not constitute a default under or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of, any such mortgage, indenture, contract or agreement.

     4.6. Compliance with Applicable Laws

          The Borrower and each of its Subsidiaries is complying with all laws, regulations, rules and orders of all Governmental Authorities, except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect.

     4.7. Governmental Regulations

          Neither the Borrower nor any of its Subsidiaries nor any Person controlled by, controlling, or under common control with, the Borrower or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. After giving effect to the making of each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and its Subsidiaries.

     4.8. Plans

          The only Pension Plans in effect as of the Effective Date (the "Existing Pension Plans") are listed on Schedule 4.8. Each Employee Benefit Plan is in compliance with ERISA, HIPAA and the Code, and other applicable federal and state laws, where applicable, except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries and ERISA Affiliates have, as of the Effective Date, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement with respect thereto, except to the extent that the failure to make such contribution or payment would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be, incurred by the Borrower, any such Subsidiary or any ERISA Affiliate, except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect. Liability, as referred to in this Section includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance with the continuation of health care coverage requirements of Section 4980B of the Code except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect.

     4.9. Financial Statements

          The Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of the audited Consolidated balance sheets of the Borrower as of February 2, 2002, and the related Consolidated statements of operations, stockholder's equity and cash flows for the fiscal year then ended (with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Since February 2, 2002, there has been no Material Adverse Change.

    4.10. No Misrepresentation

          No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, on the date when made or deemed made, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

5.   CONDITIONS TO FIRST LOANS

          In addition to the conditions precedent set forth in Section 6, the obligation of each Lender to make Loans on the first Borrowing Date and the Lenders to participate therein shall be subject to the fulfillment of the following conditions precedent:

     5.1. Evidence of Action

          The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate, partnership or similar action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

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

     5.2. Notes

          The Administrative Agent shall have received the Notes.

     5.3. Absence of Litigation

          There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority shall have been commenced or threatened seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any term or provision thereof or seeking any damages in connection therewith, and the Administrative Agent shall have received a certificate, in all respects satisfactory to the Administrative Agent, of an executive officer of the Borrower to the foregoing effects.

     5.4. Existing Bank Debt

          Prior to or simultaneously with the Effective Date, the Borrower shall have fully repaid all Existing Bank Debt and all agreements with respect thereto shall have been, and the Borrower and each of the Lenders agree that all commitments to extend credit under such agreements are hereby, cancelled or terminated (other than provisions thereof which, by their terms, provide that they survive any such termination), all Liens, if any, securing the same shall have been terminated, and the Administrative Agent shall have received satisfactory evidence of all of the foregoing.

     5.5. Opinion of Counsel

          The Administrative Agent shall have received (i) an opinion of Godfrey & Kahn S.C., counsel to the Borrower, dated the Effective Date and substantially in the form of Exhibit F, it being understood that such opinion is being delivered upon the direction of the Borrower, and that the addressees thereof may and will rely on such opinion, and (ii) an opinion of Richard D. Schepp, general counsel of the Borrower, dated the Effective Date and substantially in the form of Exhibit F-2.

     5.6. Fees and Expenses

          All fees payable under the Loan Documents to each Credit Party on or prior to the Effective Date shall have been paid, and the reasonable fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

     5.7. Other Credit Agreement

          The Administrative Agent shall have received evidence that, prior to or simultaneously with the Effective Date, the Other Credit Agreement shall have become effective.

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     5.8. Other Documents

          The Administrative Agent shall have received such other documents, each in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably require.

6.   CONDITIONS OF LENDING - ALL LOANS

          The obligation of each Lender to make any Loan on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Loan:

     6.1. Compliance

          On each Borrowing Date and after giving effect to the Loans to be made thereon (i) there shall exist no Default and (ii) the representations and warranties contained in the Loan Documents (other than that contained in the last sentence of Section 4.9) shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date. Each borrowing by the Borrower shall constitute a representation and warranty by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

     6.2. Borrowing Request; Competitive Bid Request

          With respect to the Loans to be made on each Borrowing Date, the Administrative Agent shall have received, (i) in the case of Revolving Credit Loans, a Borrowing Request, and (ii) in the case Competitive Bid Loans, a Competitive Bid Request and such other documents required to be delivered pursuant to Section 2.6, in each case duly executed by the Borrower.

7.   AFFIRMATIVE COVENANTS

          The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding, or any other amount is owing under any Loan Document to any Credit Party, the Borrower shall:

     7.1. Financial Statements and Information

          Furnish or cause to be furnished to the Administrative Agent and each
Lender:

               (a) As soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the Borrower's annual report on Form 10 K in respect of such fiscal year, containing its Consolidated balance sheet as at the end of such fiscal year, together with the related Consolidated statements of operations, stockholders' equity and cash flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year, such Consolidated financial statements to be audited and certified without Impermissible Qualification by the Accountants.

               (b) As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower's quarterly report on Form 10 Q in respect of such fiscal quarter, containing the Consolidated balance sheet of the Borrower as at the end of each such quarterly period, together with the related Consolidated statements of operations, stockholders' equity and cash flows for such period and for the elapsed portion of the fiscal year through such date (setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year), all of which shall be complete and correct in all material respects and shall present fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower in accordance with GAAP (subject to normal year end adjustments and the absence of footnotes).

               (c) Within 45 days after the end of each of the first three fiscal quarters, and within 90 days after the end of the last fiscal quarter, of each fiscal year a Compliance Certificate certified by a Financial Officer.

               (d) Prompt written notice if there shall occur and be continuing any Event of Default.

               (e) Prompt written notice of any citation, summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document.

               (f) Promptly upon becoming available, copies of all registration statements, Annual Reports to shareholders, 10-Ks, 10-Qs, 8-Ks, proxy materials and other material documents which the Borrower or any of its Subsidiaries may now or hereafter be required to deliver to shareholders or file with or deliver to any securities exchange or the SEC.

               (g) Prompt written notice in the event that the Borrower, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that any event shall have occurred or will occur, or any condition exists, with respect to a Pension Plan the result of which could reasonably be expected to have a Material Adverse Effect.

               (h) Prompt written notice upon the Borrower becoming aware of any change, withdrawal or reinstatement of any rating of Applicable Debt by S&P or Moody's.

               (i) Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

Each report and document required to be delivered by the Borrower pursuant to subparagraphs (a), (b) and (f) of this Section 7.1 shall be deemed to have been delivered on the date on which the Borrower notifies the Administrative Agent and the Lenders that such report or such document has been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such report or document may be readily printed.

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

     7.2. Legal Existence

          Except as may otherwise be permitted by Section 8.3, maintain, and cause each Significant Subsidiary to maintain, its corporate, partnership or analogous existence, as the case may be, in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect; provided, however, that any Subsidiary of the Borrower may be dissolved if such dissolution would not reasonably be expected to have a Material Adverse Effect.

     7.3. Insurance

          Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts, having such deductibles and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent upon request full information as to all such insurance carried.

     7.4. Performance of Obligations

          Pay and discharge when due, and cause each of its Subsidiaries so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, (i) would reasonably be expected to have a Material Adverse Effect, or (ii) become a Lien upon Property of the Borrower or any of its Subsidiaries other than a Lien permitted under Section 8.2, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted, and provided that the Borrower shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as may be required by GAAP shall have been made therefor.

     7.5. Condition of Property

          At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all Property necessary to the operation of the Borrower's or such Subsidiary's business except to the extent that the failure so to do would not reasonably be expected to have a Material Adverse Effect.

     7.6. Observance of Legal Requirements

          Observe and comply in all respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, except to the extent a violation thereof would not reasonably be expected to have a Material Adverse Effect, and except such violations thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it,

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

provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

     7.7. Inspection of Property; Books and Records; Discussions

          Keep proper books of record and account, and cause each of its Subsidiaries so to do, in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made in all dealings and transactions in relation to its business and activities; and at all reasonable times, upon reasonable prior notice, permit representatives of the Administrative Agent and each Lender to visit the offices of the Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants' reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, and to examine and inspect the Property of the Borrower and each such Subsidiary and to meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

     7.8. Financial Covenants

          (a) Leverage Ratio. At each fiscal quarter end, have a Leverage Ratio of not more than 0.65:1.00.

          (b) Minimum Coverage Ratio. At each fiscal quarter end, have a Minimum Coverage Ratio of not less than 2.50:1.00.

8.   NEGATIVE COVENANTS

          The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding, or any other amount is owing under any Loan Document to any Credit Party, the Borrower shall not:

     8.1. Subsidiary Indebtedness

          Permit any Subsidiary of the Borrower to create, incur, assume or suffer to exist any liability for Indebtedness, except Indebtedness which, when aggregated with all Indebtedness of the Subsidiaries of the Borrower, other than Excluded Receivables Indebtedness and any Indebtedness evidenced by undrawn trade letters of credit, does not exceed 15% of Tangible Net Worth.

     8.2. Liens

          Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do, except (i) Liens for Taxes in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not adversely affect the value of such real Property or impair its use for the operation of the business of the Borrower or such Subsidiary, (v) mechanics', materialmen's, carriers', warehousemen's and other similar Liens arising by operation of law and incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest,
(vi) Liens arising out of judgments or decrees (other than judgments or decrees of the type referred to in Section 9.1(i)) which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest, (vii) Liens in favor of the Credit Parties under the Loan Documents, (viii) Liens on Margin Stock to the extent that a prohibition on such Liens would result in any Credit Party being deemed to be "indirectly secured" by Margin Stock under Regulation U of the Board of Governors of the Federal Reserve System, as amended, (ix) Liens on Property of the Borrower and its Subsidiaries existing on the Effective Date as set forth on Schedule 8.2 as renewed from time to time, but not any increases in the amounts secured thereby or extensions thereof to additional Property, (x) Liens encumbering only Receivables and Related Receivable Assets of the Borrower or the Subsidiaries of the Borrower that secure only Indebtedness of the Borrower or the Subsidiaries of the Borrower permitted under Section 8.1, (xi) consensual Liens on fixed or capital assets (including any accessions thereto) acquired (including by lease under any Capital Lease), constructed or improved by the Borrower or any Subsidiary thereof, provided that (a) such consensual Liens secure only Indebtedness of the Borrower's Subsidiaries permitted by Section 8.1 or Indebtedness of the Borrower, (b) such consensual Liens and such Indebtedness are incurred no later than the 90th (or, in the case of real property and fixtures, the 180th) day after such acquisition, leasing or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed the cost of acquiring, leasing, constructing or improving such fixed or capital assets, and (d) such consensual Liens shall not apply to any other Property (other than accessions to such fixed or capital assets) of the Borrower or any Subsidiary thereof, and (xii) consensual Liens existing on any Property (and any accessions thereto) prior to the acquisition thereof by the Borrower or any Subsidiary thereof or existing on any Property (and any accessions thereto) of any Person that becomes a Subsidiary of the Borrower after the Effective Date prior to the time such Person became a Subsidiary of the Borrower, provided that
(a) such consensual Liens secure only Indebtedness of the Borrower's Subsidiaries permitted by Section 8.1 or Indebtedness of the Borrower, (b) such consensual Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Borrower, as applicable,
(c) such consensual Liens shall not apply to any other Property of the Borrower or any Subsidiary thereof, and (d) such consensual Liens shall secure only the Indebtedness that they secure on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

     8.3. Merger, Consolidations, Acquisitions and Other Changes

          Consolidate with, or merge into or with, any Person, or make any Acquisition, or change its fiscal year, or permit any of its Subsidiaries so to do, except that provided both immediately before and after giving effect thereto no Default shall exist, the Borrower or any Subsidiary thereof may:

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

          (a) merge with the Borrower or any Subsidiary thereof, provided that in the event of a merger involving the Borrower, the Borrower shall be the surviving corporation,

          (b) merge with any other Person or make any Acquisition, provided that (i) immediately after giving effect thereto and any Indebtedness or other obligation incurred or assumed in connection therewith, all of the representations and warranties contained in Section 4 shall be true and correct as if then made and the Borrower will be in compliance herewith on a pro forma basis, (ii) it is on a non hostile basis pursuant to a negotiated agreement, and
(iii) in the event of a merger involving the Borrower, the Borrower shall be the surviving corporation, or

          (c) change its fiscal year, provided that with respect to each such change by the Borrower

               (i)   each reference to a fiscal quarter end contained in Section
          7.8 shall be deemed to include both (1) the fiscal quarter end of the Borrower that would have occurred immediately after the Prior Quarter End assuming no such change had occurred (the "Existing Quarter End"), and (2) the fiscal quarter end of the Borrower that will (after having given effect to such change) occur immediately after the Prior Quarter End (the "New Quarter End"),

               (ii) for purposes of determining the Minimum Coverage Ratio as of the New Quarter End and each of the three fiscal quarter ends (the "Three Additional Quarter Ends") immediately following the New Quarter End, such Minimum Coverage Ratio shall instead be calculated on the basis of the 12 consecutive months then ended, and

               (iii) each of Sections 7.1(a), 7.1(b) and 7.1(c) shall be deemed to require (in addition to all of the other requirements thereof) the Borrower to furnish or cause to be furnished to the Administrative Agent and each Lender, at the applicable times required by each such Section, the financial statements otherwise required by such Section with respect to the Existing Quarter End, the New Quarter End and each of the Three Additional Quarter Ends, provided that each such statement of operations and each such statement of cash flows so furnished in respect of the New Quarter End and each of the Three Additional Quarter Ends shall instead be calculated on the basis of the 12 consecutive months then ended.

     8.4. Dispositions

          Make any Disposition, or permit any of its Subsidiaries so to do, except one or more Dispositions (other than a Disposition of all or substantially all assets of the Borrower or any Significant Subsidiary), provided that (i) immediately before and after giving effect to each such Disposition, no Default shall or would exist, and (ii) immediately after giving effect to each such Disposition, all of the representations and warranties contained in Section 4 shall be true and correct as if then made and the Borrower will be in compliance herewith on a pro forma basis

     8.5. [Reserved]

     8.6. [Reserved]

     8.7. Business Changes

          Become significantly engaged, or permit any Significant Subsidiary to be significantly engaged, in any business other than in substantially the same or complimentary fields of enterprise as conducted by the Borrower and its Subsidiaries on the Effective Date.

     8.8. Transactions with Affiliates

          Become, or permit any Subsidiary of the Borrower to become, a party to any transaction with any Affiliate thereof unless the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms length transaction with a Person other than an Affiliate thereof; provided, however, that the foregoing restrictions shall not prohibit the Borrower or any Subsidiary from
(i) entering into any such transactions with the Borrower or another Subsidiary of the Borrower, or (ii) entering into any transaction, or series of related transactions not involving cash or other property having an aggregate value in excess of $2,000,000.

     8.9. Restrictive Agreements

          The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement binding on the Borrower or any Subsidiary thereof that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Borrower to pay dividends or make other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary thereof, provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement, by the Other Credit Agreement, or by any other loan or credit agreement containing such restrictions and conditions that are no more onerous than the restrictions and conditions contained herein, (b) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 8.9 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided that such restrictions and conditions apply only to such Subsidiary and such sale is permitted hereunder and (d) the foregoing shall not apply to Subsidiaries which are special purpose entities involved in a securitization relating to the sale or financing of accounts receivable.

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

9.   DEFAULT

     9.1. Events of Default

          The following shall each constitute an "Event of Default":

               (a) The failure of the Borrower to make any payment (i) of principal on any Note when due and payable, or (ii) with respect to any Reimbursement Obligation when due and payable; or

               (b) The failure of the Borrower to make any payment of interest, fees, expenses or other amounts (other than amounts under paragraph (a) immediately above) payable under any Loan Document when due and payable and such failure shall continue for a period of three Business Days; or

               (c) The failure of the Borrower to observe or perform any covenant or agreement contained in Sections 2.9, 2.14(b), 7.1(d), 7.2, 7.8 or
Section 8; or

               (d) The failure of the Borrower to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have become aware thereof; or

               (e) Any representation or warranty made or deemed made by the Borrower (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto (including any amendment or modification thereof or waiver thereunder), shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

               (f) (i) The Borrower or any Subsidiary thereof shall fail to make any payment (whether in respect of principal, interest or otherwise and regardless of amount) in respect of any Material Obligations when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof, prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

               (g) The Borrower or any Significant Subsidiary shall (i) suspend or discontinue its retail business (other than pursuant to the transfer of such business to the Borrower or any Subsidiary thereof), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become

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

insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Significant Subsidiary under any laws relating to bankruptcy, insolvency, reorganization or relief of debtors; or

               (h) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Significant Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Significant Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Significant Subsidiary or of any substantial part of the Property of any thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Significant Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days; or

               (i) one or more judgments for the payment of money in an aggregate amount (exclusive of any portions thereof covered by insurance) in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary thereof or any combination thereof and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

               (j) The occurrence of a Change of Control; or

               (k) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its material obligations thereunder; or

               (l) (i) any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to any Employee Benefit Plan; (v) the imposition of any tax under
Section 4980B(a) or 4980C(a)of the Code; (vi) the assessment of a civil or criminal

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

penalty with respect to any Employee Benefit Plan under any provision of ERISA or HIPAA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses (i) through
(vii) would, individually or in the aggregate, have a Material Adverse Effect;
or

               (m) an "Event of Default" under, and as such term is defined in, the Other Credit Agreement shall have occurred and be continuing.

     9.2. Contract Remedies

          Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if it is an Event of Default specified in Sections 9.1(g) or 9.1(h), all Revolving Credit Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and (ii) if it is any other Event of Default, upon the direction of the Required Lenders, the Administrative Agent shall (A) by notice to the Borrower, declare all Revolving Credit Commitments to be terminated forthwith, whereupon such Revolving Credit Commitments shall immediately terminate, and/or (B) by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

10.  THE ADMINISTRATIVE AGENT

     10.1. Appointment

          Each Credit Party hereby irrevocably designates and appoints the Administrative Agent as its agent under the Loan Documents and hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with, or fiduciary duty to, any other Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 11.1), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall

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

not be liable for the failure to disclose, any information relating to the Borrower, any of its Subsidiaries or any other Loan Party that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

     10.2. Delegation of Duties

          The Administrative Agent may execute any of its duties under the Loan Documents by or through sub agents, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

     10.3. Exculpatory Provisions

          Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by the Borrower, or any officer thereof, contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Person to perform its obligations thereunder. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Section 5, Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Each Credit Party acknowledges that the Administrative Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless the Administrative Agent shall be instructed in writing to do so by the Required Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or is contrary to law or any provision of the Loan Documents. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any other Credit Party of any of its obligations under any of the Loan Documents.

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     10.4.  Reliance by Administrative Agent

           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each other Credit Party, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Credit Party, in its Loans or Notes, as applicable, until written notice of transfer, signed by such Credit Party (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the other Credit Parties and all future holders of the Notes.

     10.5.  Notice of Default

           The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received written notice thereof from another Credit Party or the Borrower. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the other parties hereto.

     10.6.  Non Reliance on Administrative Agent and Other Lenders

           Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any other Credit Party. Each Credit Party represents to the Administrative Agent that it has, independently and without reliance upon any other Credit Party, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the value and Lien status of any collateral security and made its own decision to enter into this Agreement. Each Credit Party also represents that it will, independently and without reliance upon any other

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Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the value and Lien status of any collateral security. Except for notices, reports and other documents expressly required to be furnished to the other Credit Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any other Credit Party with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower which at any time may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

     10.7.  Indemnification

           Each Lender agrees (severally and not jointly) to indemnify and hold harmless the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with (i) at any time that the Revolving Credit Commitments shall have expired or otherwise been terminated and there shall be Loans outstanding, its share of the Aggregate Credit Exposure, and (ii) at all other times, its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Credit Parties (through the Administrative Agent) by the Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Loans and the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any unpaid fees owing to the Administrative Agent, and any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 11.20, to the extent that the Administrative Agent has not been paid such fees or has not been reimbursed for such costs and expenses by the Borrower. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for any amount required to be paid by such Lender to the Administrative Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder. The agreements in this Section shall survive the termination of the Revolving Credit Commitments of all of the Lenders and the payment of all amounts otherwise payable under the Loan Documents.

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     10.8.  Administrative Agent in Its Individual Capacity

           BNY and its affiliates may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower as though BNY were not Administrative Agent hereunder and BNY Capital Markets did not arrange the transactions contemplated hereby. With respect to the Revolving Credit Commitment and the Notes issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

     10.9.  Successor Administrative Agent

           If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each other Credit Party a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the other Credit Parties, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent's rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. The Borrower and the Credit Parties (other than the Administrative Agent) shall execute such documents as shall be necessary to effect such appointment. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it, and any amounts owing to it, while it was Administrative Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Credit Party entitled thereto during such time. Notwithstanding anything to the contrary contained in this Section 10.9, the appointment of any successor Administrative Agent shall be consented to by the Borrower (such consent not to be unreasonably withheld and such consent not to be required during the occurrence and continuance of any Default).

     10.10. Other Agents

           Notwithstanding anything in any Loan Document to the contrary, neither the Syndication Agent nor the Co-Documentation Agents, acting in such capacity, shall have any duty or obligation under the Loan Documents.

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  11. OTHER PROVISIONS

     11.1.  Amendments and Waivers

           (a) Neither any Loan Document nor any provision thereof may be waived, amended or otherwise modified except pursuant to an agreement in writing entered into by the Borrower and either Required Lenders or the Administrative Agent with the consent of Required Lenders; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) increase the Revolving Credit Commitment Amount of any Lender without the consent of such Lender, (ii) extend the Revolving Credit Commitment Period or the Revolving Credit Maturity Date without the consent of each Credit Party affected thereby,
(iii) decrease the principal sum of any Loan, or any payment in respect thereof, or the rate (other than any rate or rates provided for in Section 3.1(b)) of interest on any obligation, without the consent of each Credit Party affected thereby, (iv) extend the scheduled due date for any payment of any principal of, or interest on, any Loan without the consent of each Credit Party affected thereby, (v) change the pro rata allocation of payments under, or the pro rata reductions of the Revolving Credit Commitments under, the Loan Documents without the consent of each Credit Party, (vi) decrease the rate or amount of, or extend the time of payment of, or change the pro rata allocation of, payments in respect of the Facility Fee or the Utilization Fee, in each case without the consent of each Credit Party affected thereby, or (vii) without the consent of each Credit Party, change the provisions of this Section 11.1 or the definition of "Required Lenders"; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of such Credit Party.

           (b) Any such agreement referred to in paragraph (a) above shall apply equally to each Credit Party and shall be binding upon the parties to the applicable Loan Document and all future holders of the Notes. In the case of any waiver, the Borrower and the Credit Parties shall be restored to their former position and rights under the Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. The Loan Documents shall not be amended orally or by any course of conduct.

     11.2.  Notices

           Except as otherwise expressly provided in each Loan Document, all notices and other communications under the Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

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           The Borrower:

           Kohl's Corporation
           c/o Kohl's Department Stores, Inc.
           N56W17000 Ridgewood Drive
           Menomonee Falls, Wisconsin 53051
           Attention:    Chief Financial Officer and
                         Chief Operating Officer
           Telephone:    (262) 703 1893
           Facsimile:    (262) 703 6143

           The Administrative Agent:

           The Bank of New York
           One Wall Street
           Agency Function Administration
           18th Floor
           New York, New York 10286
           Attention:    Susan E. Baratta
           Telephone:    (212) 635 4695
           Facsimile:    (212) 635 6365 or 6366 or 6367

           with a copy to:

           The Bank of New York
           One Wall Street
           New York, New York 10286
           Attention:    William M. Barnum
           Telephone:    (212) 635-1019
           Facsimile:    (212) 635-1483

Each notice, request or demand hereunder shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

     11.3.  No Waiver; Cumulative Remedies

           No failure to exercise and no delay in exercising, on the part of any Credit Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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     11.4. Survival of Representations and Warranties and Certain Obligations

          (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

          (b) The obligations of the Borrower under Sections 3.5, 3.6, 3.7, 3.10, 11.7 and 11.20 shall survive the termination of the Revolving Credit Commitments of all of the Lenders, the payment of the Loans and all other amounts payable under the Loan Documents.

     11.5. Lending Offices

          Each Lender agrees that, upon the occurrence of any event giving rise to any increased cost or indemnity under Sections 3.6, 3.7 and 3.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.6, 3.7 and 3.10.

     11.6. Successors and Assigns

          (a) This Agreement, the Notes and the other Loan Documents to which the Borrower is a party shall be binding upon and inure to the benefit of the Borrower and each Credit Party, all future holders of the Notes and their respective successors and assigns. The Borrower shall not assign any right, nor delegate any duty, under any Loan Document without the prior written consent of each Credit Party and any such attempted assignment or delegation without each such consent shall be void.

          (b) Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release such Credit Party from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Credit Party as a party hereto.

          (c) In addition to its rights under Section 11.6(b), each Lender shall have the right to sell, assign, transfer or negotiate (each an "Assignment") one hundred percent, or any lesser percentage, of its Loans, its Revolving Credit Commitment and its Notes to any Affiliate of, or Approved Fund of, such Lender or to any other Lender or Affiliate or Approved Fund thereof or, with the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld and shall not be required of the Borrower, if, at the time of such Assignment, an Event of Default shall exist), to any other Person (other than an Affiliate of the Borrower), provided that (i) each such Assignment shall be of a constant, and not a varying, percentage of the assignor Lender's rights and obligations under the Loan Documents, (ii) the

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Revolving Credit Commitment Amount of the Revolving Credit Commitment assigned, shall be not less than $5,000,000, or the full Revolving Credit Commitment Amount of such assignor Lender's Revolving Credit Commitment, and (iii) the assignor Lender and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent, provided that if such assignor Lender is, substantially simultaneously therewith, assigning all or a portion of its "Revolving Credit Commitment" (under and as defined in the Other Credit Agreement), the total assignment fee payable hereunder and under the Other Credit Agreement in respect of such substantially simultaneous assignments shall be $3,500. Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement, together with the assignment fee therefor, and the consents to such Assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed a "Lender" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents subject to Section 11.6(e). The Borrower agrees that, in connection with each such Assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent for the account of such assignee a Note. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

          (d) In addition to the participations expressly provided for in the Loan Documents, each Lender may grant participations in all or any part of its Loans, its Notes and its Revolving Credit Commitment, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loan Documents and to approve any modification, amendment, or waiver of any provision of the Loan Documents, provided that such participation may provide that the Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in clauses (i) - (vii) of Section 11.1(a).

          (e) No Lender shall, as between and among the Borrower, the Administrative Agent, and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its Loans, its Revolving Credit Commitment and its Notes, except that a Lender shall be relieved of its obligations to the extent of any such Assignment of all or any part of its Loans, its Revolving Credit Commitment or its Notes pursuant to Section 11.6(c).

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     11.7. Indemnity

          The Borrower agrees to defend, protect, indemnify, and hold harmless each Credit Party and BNY Capital Markets, each of their respective Affiliates and each of the Related Parties of each of the foregoing (each an "Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and out of pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel (including, other than with respect to clauses (i) and (ii) below, allocated costs of internal counsel) to such Indemnified Persons to the extent set forth in a reasonably detailed invoice therefor) in connection with (i) the execution and delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the making of, issuance of, management of and participation in the Loans, or the use or intended use of the proceeds of the Loans hereunder, (iii) any presence of asbestos containing materials at any Property, or the release or threatened release of any hazardous substance into the environment from any Property, owned or operated by the Borrower or any Subsidiary thereof, and (iv) any actual or prospective claim or any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and out of pocket costs under environmental laws, Federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower or its predecessors in interest, or the past, present or future environmental condition of the Property of the Borrower or any of its Subsidiaries, or any of the foregoing referred to in clauses (i) - (iii) above, regardless of whether any Indemnified Person is a party thereto, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Revolving Credit Commitments of all of the Lenders and the payment of all monetary obligations of the Borrower under the Loan Documents.

     11.8. Limitation of Liability

          No claim may be made by the Borrower, any of its Subsidiaries, any Lender or other Person against the Administrative Agent, any Lender, or any directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each of the Borrower, its Subsidiaries, any such Lender or other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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     11.9.  Counterparts

           Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any amendment, modification, consent or waiver to or of any Loan Document transmitted by facsimile shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by facsimile or other electronic means to the same extent as if originally signed.

     11.10. Adjustments; Set off

           (a) In addition to any rights and remedies of each Lender provided by law, upon the occurrence of an Event of Default and acceleration of the Notes, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or 9.1(b), each Credit Party shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against any indebtedness or other liability, whether matured or unmatured, of the Borrower to such Credit Party arising under the Loan Documents, any amount owing from such Credit Party to the Borrower. To the extent permitted by applicable law, the aforesaid right of set off may be exercised by such Credit Party against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditors, notwithstanding the fact that such right of set off shall not have been exercised by such Credit Party prior to the making, filing or issuance of, service upon such Credit Party of, or notice to such Credit Party of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after each such set off and application made by such Credit Party, provided that the failure to give such notice shall not affect the validity of such set off and application.

           (b) If any Credit Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of its Loans or its Notes in excess of its pro rata share of payments then due and payable on account of the Loans or the Notes received by all the Credit Parties, such Credit Party shall forthwith purchase, without recourse, for cash, from the other Credit Parties such participations in their Loans and Notes as shall be necessary to cause such purchaser to share such excess payment with each of them on a pro rata basis, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchaser, such purchase shall be rescinded and the related seller shall repay to such purchaser the purchase price to the extent of such recovery, together with an amount equal to such seller's pro rata share (according to the proportion of (i) the amount of all

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other related required repayments to (ii) the total amount so recovered from the purchaser) of any interest or other amount paid or payable by the purchaser in respect of the total amount so recovered.

     11.11. Construction

           Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

     11.12. Governing Law

           The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

     11.13. Headings Descriptive

           Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

     11.14. Severability

           Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.15. Integration

           All exhibits to a Loan Document shall be deemed to be a part thereof. Except for agreements between the Borrower and a Credit Party with respect to certain additional fees and expenses, the Loan Documents embody the entire agreement and understanding among the Borrower and the Credit Parties with respect to the subject matter thereof and supersede all prior agreements and understandings among them with respect to the subject matter thereof.

     11.16. Consent to Jurisdiction

           Each party to a Loan Document hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York (and each appellate court from any thereof) over any suit, action or proceeding arising out of or relating to the Loan Documents or for recognition or enforcement of any judgment. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees

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

that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon each of them.

     11.17. Service of Process

           Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding arising thereunder or in connection therewith by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 11.2. Each party to a Loan Document hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

     11.18. No Limitation on Service or Suit

           Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of any Credit Party to serve process in any manner permitted by law or limit the right of any Credit Party to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

     11.19. WAIVER OF TRIAL BY JURY

           EACH OF THE CREDIT PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF, OR COUNSEL TO, ANY CREDIT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY CREDIT PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT EACH CREDIT PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

     11.20. Expenses

           The Borrower agrees, promptly after presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse the Administrative Agent and BNY Capital Markets for all their respective out of pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any other documents prepared in connection therewith and the consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse each Credit Party for all of its out of pocket costs and expenses, including reasonable fees and disbursements of counsel (to the extent set forth in a reasonably detailed invoice therefor), incurred in connection with the preservation, protection or enforcement of any rights under the Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) (to the extent set forth in a reasonably detailed invoice therefor) to each Credit Party and including all such out of pocket costs and expenses incurred during any workout, restructuring or negotiations in respect hereof, (iii) to pay, indemnify, and hold each Credit Party harmless from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each Credit Party and each of its officers, directors, employees and other agents and representatives harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, and out of pocket costs, expenses and disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements to the extent set forth in a reasonably detailed invoice therefor) with respect to the execution, delivery, performance, enforcement and administration of, or in any other way arising out of or relating to, the Loan Documents (all the foregoing referred to in this clause (iv), collectively, the "Indemnified Liabilities"); provided, however, that the Borrower shall have no obligation to pay Indemnified Liabilities to any Credit Party to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Credit Party. The agreements in this Section shall survive the performance by the Borrower of all of its other obligations under the Loan Documents.

     11.21. Treatment of Certain Information

           Each Credit Party agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature, all non public information supplied by the Borrower or any of its Subsidiaries pursuant to this Agreement which (a) is identified by such Person as being confidential at the time the same is delivered to such Credit Party, or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants' certification delivered hereunder, provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by law, rule, regulation or judicial process, (ii) on a confidential basis, to counsel to any Credit Party, (iii) to bank examiners, auditors or accountants, and any analogous counterpart thereof, (iv) to the Credit Parties, (v) in connection with any litigation to which any one or more of the Credit Parties is a party,
(vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential on substantially the same basis as set forth in this Section, or (vii) to affiliates of the Credit Parties.

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                                KOHL'S CORPORATION

                                                By:     /s/ Arlene Meier
                                                        -----------------------
                                                Name:   Arlene Meier
                                                        -----------------------
                                                Title:  COO
                                                        -----------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT

                                    THE BANK OF NEW YORK, individually and as
                                    Administrative Agent


                                    By:     /s/ William M. Barnum
                                            -----------------------------------
                                    Name:   William M. Barnum
                                            -----------------------------------
                                    Title:  Vice President
                                            -----------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                    U.S. BANK, NATIONAL ASSOCIATION,
                                    individually and as Co-Documentation Agent


                                    By:     /s/ James Spredemann
                                            -----------------------------------
                                    Name:   JAMES SPREDEMANN
                                            -----------------------------------
                                    Title:  VICE PRESIDENT
                                            -----------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT

                                        BANK ONE, NA (main office Chicago),
                                        individually and as Syndication Agent


                                        By:     /s/ Vincent R. Henchek
                                                -------------------------------
                                        Name:   Vincent R. Henchek
                                                -------------------------------
                                        Title:  Director
                                                -------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                     WACHOVIA BANK, NATIONAL
                                     ASSOCIATION, individually and as
                                     Co-Documentation Agent


                                     By:     /s/ William F. Fox
                                             ----------------------------------
                                     Name:   William F. Fox
                                             ----------------------------------
                                     Title:  Vice President
                                             ----------------------------------

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                     FLEET NATIONAL BANK, individually and as Co-Documentation Agent


                                     By:     /s/ Alexis Griffin
                                             ----------------------------------
                                     Name:   Alexis Griffin
                                             ----------------------------------
                                     Title:  Vice President
                                             ----------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                     MORGAN STANLEY BANK


                                     By:     /s/ Jaap L. Tonckens
                                             ----------------------------------
                                     Name:   Jaap L. Tonckens
                                             ----------------------------------
                                     Title:  Vice President
                                             ----------------------------------
                                             Morgan Stanley Bank
                                             ----------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                     BANK OF AMERICA, N.A.


                                     By:     /s/ Amy Krovocheck
                                             ----------------------------------
                                     Name:   AMY KROVOCHECK
                                             ----------------------------------
                                     Title:  VICE PRESIDENT
                                             ----------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                     COMERICA BANK


                                     By:     /s/ Kathleen M. Kasperek
                                             ----------------------------------
                                     Name:   Kathleen M. Kasperek
                                             ----------------------------------
                                     Title:  Vice President
                                             ----------------------------------

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   FIFTH THIRD BANK


                                   By: /s/ Andy Buschle
                                      ------------------------------------------
                                   Name: Andy Buschle
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   M&I MARSHALL & ILSLEY BANK


                                   By: /s/ James R. Miller
                                      ------------------------------------------
                                   Name: James R. Miller
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------



                                   By: /s/ Ann M. Benschoter
                                      ------------------------------------------
                                   Name: Ann M. Benschoter
                                        ----------------------------------------
                                   Title: SVP
                                         ---------------------------------------


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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   MERRILL LYNCH BANK USA


                                   By: /s/ D. Kevin Imlay
                                      ------------------------------------------
                                   Name: D. Kevin Imlay
                                        ----------------------------------------
                                   Title: Senior Credit Officer
                                         ---------------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   UNION BANK OF CALIFORNIA, N.A.


                                   By: /s/ Timothy P. Streb
                                      ------------------------------------------
                                   Name: Timothy P. Streb
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT

                                   WELLS FARGO BANK, NATIONAL
                                   ASSOCIATION

                                   By: /s/ Scott Bjelde
                                      ------------------------------------------
                                   Name: Scott Bjelde
                                        ----------------------------------------
                                   Title: Vice President and Senior Banker
                                         ---------------------------------------


                                   By: /s/ James D. Heinz
                                      ------------------------------------------
                                   Name: James D. Heinz
                                        ----------------------------------------
                                   Title: Senior Vice President
                                         ---------------------------------------
                                          Wells Fargo Bank, National Association
                                         ---------------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   NATIONAL CITY BANK


                                   By: /s/ Brian T. Strayton
                                      ------------------------------------------
                                   Name: Brian T. Strayton
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------

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

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   THE NORTHERN TRUST COMPANY


                                   By: /s/ Edmund H. Lester
                                      ------------------------------------------
                                   Name: Edmund H. Lester
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------

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


                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT


                                   THE HUNTINGTON NATIONAL BANK


                                   By: /s/ Marcia J. Carmean
                                      ------------------------------------------
                                   Name: Marcia J. Carmean
                                        ----------------------------------------
                                   Title: Vice President
                                         ---------------------------------------

                               KOHL'S CORPORATION
                            364-DAY CREDIT AGREEMENT



                                      UMB BANK, N.A.


                                      By: /s/ Charles J. Wolf
                                         -------------------------------------
                                      Name:     Charles J. Wolf
                                             ---------------------------------
                                      Title:    Senior Vice President
                                             ---------------------------------

                                84